EXHIBIT 4.24

                                    ADDENDUM


                               December ___, 2003

Mr. Todd Tkachuk Peabodys Coffee, Inc. 3845 Atherton Road, Suite 9 Rocklin, CA 95765

Dear Todd:

This letter shall serve as an addendum to the following documents: 7 3/4% Convertible Debenture, Registration Rights Agreement, Securities Purchase Agreement and Warrant to Purchase Common Stock. Capitalized terms shall have the meaning set forth in the respective documents. The following changes are hereby made and agreed upon:

         1. Under the Securities Purchase Agreement, La Jolla Cove Investors, Inc. ("LJCI") is to advance $250,000 to Peabodys Coffee, Inc. ("Peabodys") upon closing. It is agreed that the $250,000 will be funded as follows:

                  a. Peabodys presently has outstanding Secured Convertible Debentures with AJW Partners, LLC, AJW Offshore, Ltd. and AJW Qualified Partners, LLC (collectively "the AJW entities"). LJCI shall wire the sum of $100,000 to the AJW entities, for the account of Peabodys, upon closing.

                  b. LJCI shall wire the sum of $100,000 to Peabodys upon closing.

                  c. LJCI will retain $50,000 for the payment of Peabodys' legal and accounting fees for the filing of the Registration Statement for the Conversion Shares and the Warrant Shares. The $50,000 will be paid to the attorneys and accountants once the Registration Statement has been declared effective. At LJCI's sole discretion, some of the $50,000 may be paid to the attorneys and accountants prior to the Registration Statement being declared effective. Peabodys agrees that it is responsible for the payment of legal and accounting fees incurred by it.

         2. At LJCI's sole discretion, beginning in the next full calendar month after the closing, regardless of whether a registration statement for the Conversion Shares and Warrant Shares shall have been declared effective at such time, LJCI shall wire the AJW entities the sum of $50,000 per calendar month, for the account of Peabodys, until Peabodys' Secured Convertible Debentures with the AJW entities have been paid in full. Such payment shall be made no later than the third day of the applicable month. Such amounts shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant Agreement. The timing of the application of these funds shall be at LJCI's sole discretion.

         3. On the effective date of the Registration Statement, LJCI wire the sum of $100,000 to Peabodys. Such funds shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant Agreement. The timing of the application of the prepaid funds shall be at LJCI's sole discretion.

If this letter correctly reflects our agreement, please acknowledge your agreement by signing below.

Sincerely,

Travis W. Huff
Portfolio Manager

Acknowledged and agreed to:

Peabody's Coffee, Inc.

By:
    ---------------------------

Its:

    ---------------------------